Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com  www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES
APPOINTMENT OF NEW CHIEF ACCOUNTING OFFICER

Company Also Announces Plans To Purchase Additional Gondola Railcars

BOISE, Idaho - June 27, 2006 - American Ecology Corporation [NASDAQ: ECOL] today announced that its Board of Directors has approved the appointment of Jeffrey R. Feeler, CPA, as Vice President, Controller, Treasurer and Chief Accounting Officer. Mr. Feeler, 36, will replace Michael Gilberg effective July 28, 2006. Mr. Gilberg is leaving American Ecology at that time to pursue other interests.

American Ecology’s Board of Directors also announced plans to purchase approximately 80 new gondola railcars to meet bundled rail transportation and disposal service demand.

Appointment of New Chief Accounting Officer

Mr. Feeler joins American Ecology from MWI Veterinary Supply, Inc. (“MWI”). He joined MWI just prior to MWI’s initial public offering and was responsible for all financial reporting, SEC compliance, financial planning, treasury and investor relations. Prior to MWI, Mr. Feeler spent nearly two years as Director of Financial Reporting at Albertson’s, Inc. and previously held various finance positions with Hewlett-Packard Company. From 1993 to 2002 he was with PricewaterhouseCoopers LLP, most recently as Business Assurance Senior Manager, where he provided audit and accounting services including the preparation of equity and debt registration statements, merger and acquisition due diligence support and other financial reporting support to multi-national public companies.

Stephen Romano, President and Chief Executive Officer commented, “With over 13 years experience in financial reporting, including nine years in public accounting and three years at Fortune 50 companies, Mr. Feeler is very well qualified to assume the duties of Controller, Treasurer and Chief Accounting Officer,” adding “We are excited to add his experience and expertise to the American Ecology team.”

Mr. Gilberg will continue to carry out his duties as Controller, Treasurer and Chief Accounting Officer through the filing of the Company’s second quarter financial results. Gilberg assisted in the recruitment process for Mr. Feeler and will be available, under a retention agreement, to help ensure a seamless transition of duties. “Mr. Gilberg made a strong contribution to American Ecology’s turnaround during his four and a half years with the Company and we wish him all the best in his new endeavors,” Romano concluded.

Railcar Purchase

The Company expects to purchase approximately 80 additional new railcars with cash to service recently awarded and existing rail transportation and disposal projects. Railcar fleet expansion will also support the planned 2006 opening of the Company’s Texas rail transfer facility now under construction.

Purchase of the new railcars reflects an approximately $6 million increase in American Ecology’s 2006 capital budget to $18 million from the previously announced $12 million. Capital spending in 2005 was $19.2 million. Management continues to project 2007 capital spending in a more normalized range of $6 to $7 million.

“American Ecology realizes higher margins with company-owned railcars than with leased or railroad-owned cars. Given the ramp-up of the Honeywell Jersey City project and other work, an expanded fleet of Company-owned railcars offers increased profitability,” Romano noted.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, American Ecology is the nation’s oldest radioactive and hazardous waste services provider, having operated for more than fifty years.

This press release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology and its subsidiaries operate. Actual results may differ materially from what is expressed herein. No assurance can be given that the Company will realize higher rail service margins or increased profitability, continue to pay future dividends, meet its growth objectives, successfully market its Texas rail-served business, or fully comply with Securities and Exchange Commission requirements during the accounting executive transition. For information on other factors that could cause actual results to differ from expectations please refer to American Ecology Corporation’s 2005 Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 2, 2006.

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